Exhibit 99.1

C.H. Robinson Worldwide, Inc.

8100 Mitchell Road, Suite 200

Eden Prairie, Minnesota 55344

Chad Lindbloom, vice president and chief financial officer (952) 937-7779

Angie Freeman, investor relations (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS FOURTH QUARTER AND ANNUAL RESULTS

MINNEAPOLIS, February 8, 2005 -- C.H. Robinson Worldwide, Inc. ("C.H. Robinson") (NASDAQ:CHRW), today reported financial results for the three months and twelve months ended December 31, 2004.

For the fourth quarter, gross profits increased 29.5 percent to $181.2 million in 2004 from $139.9 million in 2003. Income from operations increased 36.7 percent to $62.1 million in the fourth quarter of 2004 from $45.4 million in the fourth quarter of 2003. Net income increased 38.7 percent to $38.6 million in the fourth quarter of 2004 from $27.8 million in the fourth quarter of 2003. Diluted net income per share increased 37.5 percent to $0.44 per share in the fourth quarter of 2004 from $0.32 per share in the fourth quarter of 2003.

For the year ended December 31, 2004, gross profits increased 21.3 percent to $661.0 million from $544.8 million in 2003. Income from operations increased 26.5 percent to $222.8 million from $176.0 million in 2003. Net income increased 27.8 percent to $137.3 million from $107.4 million in 2003. Diluted net income per share increased 27.2 percent to $1.59 per share from $1.25 per share in 2003.

"Freight demand remained strong through the end of the year, which enabled us to have another quarter of exceptional growth," said John P. Wiehoff, chief executive officer of C.H. Robinson. "Escalating transportation costs were challenging for us and for many of our customers in 2004. Our people worked hard to meet our customers' logistics needs and find ways to help them adapt to an environment of significant rate increases and fuel volatility."

Wiehoff continued, "We are investing in our people and expanding our branch office network, and remain committed to our flexible, multimodal business model which we believe is an advantage in this very transactional transportation market."

For the fourth quarter, total Transportation gross profits increased 34.2 percent to $161.5 million in 2004 from $120.4 million in 2003. Consistent with historical patterns, the tight capacity market created additional business for us. Our Transportation gross profit margin increased slightly from the fourth quarter of 2003.

The increase in our truck transportation gross profits of 37.6 percent in the fourth quarter of 2004 was driven by volume growth in both truckload and less-than-truckload transactions and an increase in gross profit margin.

Our intermodal gross profits increase of 5.1 percent in the fourth quarter of 2004 resulted from an increase in volumes offset by a decrease in margin per load. Our margin per load was impacted by increased rail prices, service changes, and tighter capacity. These changes also drove higher-margin transactional business back to truck service.

Miscellaneous transportation gross profits consist of customs brokerage fees, transportation management fees, warehouse and cross-dock services, and other miscellaneous transportation related services. The increase of 47.0 percent in the fourth quarter was driven by increases in our transportation management fees and customs brokerage business.

For the fourth quarter, Sourcing gross profits decreased 8.7 percent to $10.8 million in 2004 from $11.8 million in 2003. Our Sourcing gross profit margin decreased compared to the fourth quarter of 2003 due to market conditions and product mix.

For the fourth quarter, Information Services gross profits increased 15.1 percent to $8.9 million in 2004 from $7.7 million in 2003, primarily due to transaction growth.

For the quarter, personnel expense as a percentage of gross profits decreased to 49.3 percent in 2004 from 50.8 percent in 2003. Average gross profits per employee, a key measure of productivity, increased approximately 8 percent in 2004 compared to 2003. While many of our personnel expenses are variable, we gain leverage in periods of growth.

For the quarter, selling, general, and administrative expenses increased 26.7 percent to $29.8 million in 2004 from $23.5 million in 2003. Selling, general, and administrative expenses as a percentage of gross profits decreased for the fourth quarter of 2004 to 16.4 percent compared to 16.8 percent in 2003.

In the fourth quarter, we acquired all of the ongoing operations and certain assets of U.S. Traffic, Inc., a Utah-based third party logistics company that provides domestic truckload and intermodal transportation brokerage services. U.S. Traffic has 11 employees and had gross revenues of approximately $27 million in 2004. The new office will operate as the C.H. Robinson-Provo branch.

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest third-party logistics companies in North America. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, currently serving 20,000 customers through a network of 176 offices in North America, South America, Europe, and Asia. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America through contracts with more than 30,000 motor carriers, and is one of the largest third-party providers of intermodal services in the United States.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as market demand and pressures on the pricing for our services; competition and growth rates within the third-party logistics industry; freight levels and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; the impact of new Hours of Service regulations adopted by the United States Department of Transportation Federal Motor Carrier Safety Administration; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; changing economic conditions such as general economic slowdown, decreased consumer confidence, fuel shortages and the impact of war on the economy; and other risk and uncertainties detailed under "Cautionary Statement" in Exhibit 99.1 to C.H. Robinson's Annual Report on Form 10-K filed on March 15, 2004.

Conference Call Information:

C.H. Robinson Worldwide Fourth Quarter 2004 Earnings Conference Call

Wednesday, February 9, 2005; 11:00 a.m. Eastern time

Live webcast available through Investor Relations at www.chrobinson.com

Telephone access: 800-240-7305

Webcast replay available through February 23, 2005: Investor Relations at www.chrobinson.com

Telephone audio replay available through February 11, 2005: 800-405-2236; passcode: 11022327#

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(In thousands, except per share data)

	Three months ended		Twelve months ended December 31,
	December 31,
	2004	2003 (1)	2004	2003 (1)
Gross revenues:
Transportation	$ 1,009,866	$ 760,587	$ 3,597,249	$ 2,845,934
Sourcing	175,294	174,074	710,807	737,939
Information Services	8,861	7,696	33,482	29,772
Total gross revenues	1,194,021	942,357	4,341,538	3,613,645
Gross profits:
Transportation
Truck	141,856	103,109	501,940	401,709
Intermodal	8,041	7,651	29,960	28,103
Ocean	5,283	4,863	20,558	19,027
Air	2,158	1,927	8,570	4,891
Miscellaneous	4,195	2,853	14,709	10,973
Total transportation	161,533	120,403	575,737	464,703
Sourcing	10,785	11,812	51,772	50,373
Information Services	8,861	7,696	33,482	29,772
Total gross profits	181,179	139,911	660,991	544,848
Operating costs and expenses:
Personnel expenses	89,341	71,009	334,118	279,008
Selling, general and administrative expenses	29,769	23,501	104,105	89,794
Total operating costs and expenses	119,110	94,510	438,223	368,802
Income from operations	62,069	45,401	222,768	176,046
Investment and other income:
Interest income and other	1,135	647	3,116	2,141
Nonqualified deferred compensation investment gain	203	203	154	447
Investment and other income	1,338	850	3,270	2,588
Income before provision for income
Taxes	63,407	46,251	226,038	178,634
Provision for income taxes	24,852	18,455	88,784	71,265
Net income	$ 38,555	$ 27,796	$ 137,254	$ 107,369
Net income per share (basic)	$ 0.46	$ 0.33	$ 1.62	$ 1.27
Net income per share (diluted)	$ 0.44	$ 0.32	$ 1.59	$ 1.25
Weighted average shares outstanding (basic)	84,543	84,425	84,614	84,387
Weighted average shares outstanding (diluted)	86,763	86,299	86,572	86,069
  The three months and twelve months ended December 31, 2003 results have been restated for retroactive adoption of the fair value recognition provisions of SFAS 123, Accounting for Stock Based Compensation.

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CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited) (In thousands)
	December 31, 2004	December 31, 2003 (1)
Assets
Current assets:
Cash and cash equivalents	$ 241,776	$ 198,513
Available-for-sale securities	46,300	45,736
Receivables	544,274	457,455
Other current assets	13,637	15,625
Total current assets	845,987	717,329

Net property and equipment	51,122	25,625
Intangible and other assets	183,587	165,195
	$ 1,080,696	$ 908,149

Liabilities and stockholders' investment
Current liabilities:
Accounts payable	$ 358,928	$ 311,927
Accrued compensation	60,261	46,582
Other accrued expenses	33,630	22,692
Total current liabilities	452,819	381,201

Long term liabilities:
Deferred tax liability	4,153	5,598
Nonqualified deferred compensation obligation	2,868	2,603
Total long term liabilities	7,021	8,201
Total liabilities	459,840	389,402

Total stockholders' investment	620,856	518,747
	$ 1,080,696	$ 908,149

(1) December 31, 2003 balance sheet has been restated for retroactive adoption of the fair value recognition provisions of SFAS 123.

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CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited) (In thousands, except operational data)
	Twelve months ended December 31,
	2004	2003 (1)
Operating activities:
Net income	$ 137,254	$ 107,369
Depreciation and amortization	11,814	10,992
Other non-cash expenses	32,578	31,609
Net changes in operating elements	(26,430)	(38,716)
Net cash provided by operating activities	155,216	111,254
Investing activities:
Net property additions	(34,741)	(8,265)
Insurance proceeds	1,590	-
Cash paid for acquisitions	(19,112)	(2,089)
Net purchases of investments	(573)	(521)
Other assets, net	(1,780)	(2,198)
Net cash used for investing activities	(54,616)	(13,073)
Financing activities:
Net repurchases of common stock	(18,395)	(7,709)
Cash dividends	(40,902)	(27,046)
Net cash used for financing activities	(59,297)	(34,755)
Effect of exchange rates on cash	1,960	2,088

Net increase in cash and cash equivalents	43,263	65,514
Cash and cash equivalents, beginning of period	198,513	132,999
Cash and cash equivalents, end of period	$ 241,776	$ 198,513

  December 31, 2003 cash flow statement has been restated for retroactive adoption of the fair value recognition provisions of SFAS 123.
	As of December 31,
Operational Data:	2004	2003
Employees	4,806	4,112
Branches	176	158

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